UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
(Amendment No. )

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 3, 2009

PACIFIC HEALTH CARE ORGANIZATION, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-50009	87-0285238
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

1201Dove Street, Suite 585, Newport Beach, California
(Address of principal executive offices)

92660
(Zip code)

(949) 721-8272
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of directors or certain officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers.

On August 3, 2009 Geri Plotzke was appointed Interim President of Medex Healthcare, Inc., (“Medex”), the Company’s wholly-owned subsidiary.  Ms. Plotzke will serve as President of Medex on an interim basis while the Company seeks to replace former Medex President, Doug Hikawa, who is no longer with Medex.  Ms. Plotzke has been employed with Medex since 2003.  Following is a brief description of Ms. Plotzke business experience and background.

Ms. Plotzke has served as the Vice President of Managed Care Services of Medex since October 2006.  Prior to that, she served as the Director of Managed Care Services of Medex from 2003 to October 2006.  Ms. Plotzke has over 17 years experience in the workers’ compensation and healthcare industries.  Ms. Plotzke’s prior work experience includes various managerial positions including Medical Management Director, Workers Compensation Program Director, and Disability Case Management Program Director for various insurance and medical management companies.  Ms. Plotzke received an A.A. in Nursing in 1970 at Los Angeles City College, as well as, a B.S.B.A. in 1981 and a M.B.A. in 1989 in Business Administration from the University of Redlands.  Ms. Plotzke is 66 years old.

No family relationships exist between Ms. Plotzke and any of the Company’s executive officers or directors.

Other than compensation resulting solely from her employment with Medex, the Company has not, since the beginning of its last fiscal year, engaged in, nor is it currently considering any proposed transaction in excess of $120,000 in which Ms. Plotzke had or will have a direct or indirect material interest.

In connection with her appointment as Interim President, Ms. Plotzke will receive a temporary salary increase of $2,000 per month beginning in September 2009 while she serves as Interim President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC HEALTH CARE ORGANIZATION, INC.

Date: August 4, 2009	By:	/s/ Tom Kubota
Tom Kubota
Chief Executive Officer